Exhibit 10.6

AMENDED AND RESTATED
RETENTION AGREEMENT

DATE:	October 9, 2006

PARTIES:	Golf Galaxy, Inc.	(“Company”)
7275 Flying Cloud Drive
Eden Prairie, MN 55344

	Randall K. Zanatta	(“Employee”)
4721 White Oak Court
Eagan, Minnesota 55122

RECITALS

A.           Employee is employed by the Company;

B.             The Board of Directors wishes to plan for the possibility of a change in control and to ensure Employee’s continued dedication and efforts in such event without undue concern for personal financial and employment security;

C.             The Company wishes to provide Employee with an eighteen (18) - month severance period rather than the six (6) month severance period provided in that certain Retention Agreement between Company and Employee dated December 31, 1997 (the “1997 Retention Agreement”);

D.            The parties hereto desire to fulfill the above purpose according to the terms set forth in this Agreement; and

E.              Following execution of this Agreement, the 1997 Retention Agreement shall terminate and be of no further force or effect.

AGREEMENT

In consideration for the mutual covenants set forth in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

1.                                       Definitions. The following words and phrases as used in this Agreement shall have the following respective meanings.

a)                                      a termination of employment for Cause is a termination precipitated by Employee’s:

i)                                         The Employee shall commit any breach or violation of any of the Employee’s representations or covenants under this Agreement or under any employment agreement with the Company, which breach continues for a period of ten (10) days following notice thereof from the Company (except in the event of a breach of any provisions of this Agreement or of any employment agreement or other agreement relating to confidentiality, loyalty, noncompetition or noninducement, which shall require no notice to Employee prior to termination;

ii)                                      The Employee shall willfully and continually fail to substantially perform Employee’s duties with the Company (other than due to incapacity resulting from physical or mental illness) which failure has continued for at least 30 days following receipt by Employee of written notice specifying the failure to substantially perform;

iii)                                   The Employee shall willfully engage in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, which injurious conduct has continued for at least 30 days following Employee’s receipt of written notice specifying the injurious conduct and offering Employee the opportunity to explain the conduct to the Board.

iv)                                  The Employee shall, in the performance of the Employee’s duties under any employment agreement, engage in any act of misconduct, including misconduct involving moral turpitude, which is injurious to the Company;

v)                                     The Employee shall violate or willfully refuse to obey the lawful and reasonable instructions of the Board of the Company, provided that such instructions are not in violation of this Agreement or any employment agreement between the Employee and the Company.

vi)                                  The Employee shall become disabled during the Term (the Employee shall be deemed to be disabled if the Employee is unable to perform the material functions of Employee’s position with the Company, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a period of ninety (90) consecutive days within any 180-day period).

vii)                               The Employee shall die during the Term of this Agreement.

b)            A Change in Control shall be deemed to occur:

i)                                         if any person other than persons owning more than five percent of the Company’s securities on July 28, 2005 is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

ii)                                      upon the approval by the Company’s stockholders and the consummation of a Transaction; or

iii)                                   if, during any period, members of the Incumbent Board cease for any reason to constitute at least a majority of the Board.

Notwithstanding the foregoing, a Change in Control pursuant to subparagraphs (ii) and (iii) above shall not be deemed to occur if immediately following the consummation of a Transaction or other event approved by the Incumbent Board, holders of the Company’s voting securities immediately prior to a Transaction either continue to own at least 50% of the combined voting power of the Company’s then outstanding voting securities representing at least 50% of the combined voting power of each surviving entity after a Transaction.

c)                                      Code means the Internal Revenue Code of 1986, as amended.

d)                                     Termination of employment by Employee for Good Reason is a termination of employment due to the occurrence of any one of the following events or conditions:

i)                                         a material change in Employee’s title, position or responsibilities which represents a substantial reduction of the title, position or responsibilities in effect immediately prior to the change; the assignment of Employee to a position which requires Employee to relocate permanently to a site outside of the Minneapolis-St. Paul metropolitan area; the assignment to Employee of any duties or responsibilities (other than due to a promotion) which are inconsistent with such title, position or responsibilities; or any removal of Employee from or failure to reappoint or reelect Employee to any of such positions, except in connection with the termination of employment for Cause, as a result of permanent disability (as determined by Employee’s eligibility to receive disability benefits under any long-term disability plan the Company may then have in effect), as a result of Employee’s death, or by Employee other than for Good Reason; or

ii)                                      any material breach by the Company of any provision of this Agreement.

e)                                      The Incumbent Board consists of the members of the Board of Directors of the Company as of the date of this Agreement, to the extent they continue to serve as Board members and any individual who becomes a Board member after the date of this Agreement if (i) his or her election or nomination as a director was approved by a vote of at least two thirds of the then incumbent Board and such person does not own more than 20% of the Company’s securities, or (ii) such individual is a representative of an institutional investor that either owns less than 20% of the Company’s securities or was represented on the Board as of the date of this Agreement.

f)                                        The Severance Period is the eighteen (18) - month period beginning on the date of termination of Employee’s employment.

g)                                     A Transaction means a merger or consolidation, reorganization, distribution of assets to stockholders by spin-off, split-up or otherwise, a sale or disposition of all or substantially all of the Company’s assets or a liquidation or dissolution of the Company.

2.                                       Severance.

a)                                      Employee shall be entitled to receive from the Company severance benefits in the amount provided in subsection (b) below, if (x) in connection with a Change in Control, (y) within 90 days prior to a Change in Control, or (z) within one year after a Change in Control, Employee’s employment with the Company is terminated; provided, however, that Employee will not be entitled to any severance benefit if Employee’s termination of employment is (i) for Cause, or (ii) initiated by Employee for other than Good Reason. Notwithstanding any other provision of this Agreement, the consummation of a Transaction in itself shall not be deemed a termination of employment entitling Employee to severance benefits hereunder even if such event results in Employee being employed by a different entity which assumes the Company’s obligations under this Agreement.

b)                                     If Employee’s services are terminated, entitling Employee to severance benefits pursuant to subsection a. above, Employee shall be entitled to the following benefits:

i)                                         During the Severance Period, the Company shall continue to pay to Employee the annual base salary payable to Employee at the rate and according to the payment schedule in place immediately prior to the termination of employment, subject to federal and state withholding, FICA, FUTA and withholding for all other applicable taxes;

ii)                                      During the Severance Period, the Company shall continue on behalf of Employee (and Employee’s dependents and beneficiaries), life insurance, disability insurance, medical and dental benefits and any/all other benefits which were being provided to Employee at the time of termination of employment and the expense shall be allocated between the Company and Employee on the same basis as prior to the date of termination of employment. The benefits provided pursuant to this subsection (ii) shall be no less favorable to Employee than the coverage provided to Employee under the plans providing such benefits at the time notice of termination was given to Employee. The obligation of the Company under this subsection (ii) shall be limited to the extent that Employee obtains any such benefits pursuant to a subsequent employee’s benefit plans, in which case the Company may reduce the coverage of any benefit it is required to provide Employee under this subsection (ii) as long as the aggregate coverage of the combined benefit plans is no less favorable to Employee, in terms of amounts and deductibles and costs to Employee, than the coverage required to be provided under this subsection (ii) as long as the aggregate coverage of the combined benefit plans is no less favorable to Employee, in terms of amounts and deductibles and costs to Employee, than the coverage required to be provided under this subsection (ii). This subsection (ii) shall not be interpreted so as to limit any benefits to which Employee (or Employee’s dependents or beneficiaries) are entitled under any of the Company’s employee benefit plans, programs or practices following Employee’s date of termination of employment. The provision of continued benefits to Employee under this subsection (ii) shall not deprive Employee of any independent statutory right to continue benefits coverage pursuant to Sections 601 through 606 of the Employee Retirement Income Security Act of 1974, as amended; and

iii)                                   For the Company’s fiscal year in which Employee’s employment is terminated, the Company shall pay Employee such bonus, if any, equal to the amount found by multiplying (x) the lesser of (i) such amounts as Employee would have received based on the Company’s actual results pursuant to any bonus plan in effect during such fiscal year and (ii) such amounts as Employee would have received based on the Company’s achieving 100% of its financial targets as reflected in such bonus plan (in each case as though Employee had been employed the full fiscal year) by (y) a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of Employee’s termination and the denominator of which is 365.  All bonuses payable pursuant to this subsection (iii) shall be payable to Employee at such time as bonuses for such period are paid to Company employees under such bonus plan generally.

iv)                                  In the event the Employee is employed under any employment agreement with the Company which also provides for severance payments upon termination of Employee’s employment under certain circumstances, and if Employee is entitled to receive severance payments and/or benefits thereunder, then the severance payments and/or benefits provided hereunder shall be reduced on a dollar-for-dollar basis by the severance payments and/or benefits provided under the employment agreement; it being the intention of the parties hereto that the Employee shall only be entitled to receive “one” set of severance payments and benefits under any circumstances.

(c)                                  Notwithstanding anything in this Agreement or elsewhere to the contrary:

(a)           If payment or provision of any amount or other benefit that is “deferred compensation” subject to Section 409A of the Code at the time otherwise specified in this Agreement or elsewhere would subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring any such additional tax.  In the event this Section 2 requires a deferral of any payment, such payment shall be accumulated and paid in a single lump sum on such earliest date together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date the payment should otherwise have been provided.

(b)           If any payment or benefit permitted or required under this Agreement, or otherwise, is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

3.                                       Acceleration of Options. In the event the Employee is entitled to severance benefits following the occurrence of a Change in Control, all of Employee’s rights to exercise option(s) granted under Company’s stock option plan and held by Employee at the time of the Change in Control shall immediately vest resulting in these option(s) becoming immediately exerciseable for the period specified in the section of the respective option(s) relating to vesting of options in the event of termination of employment, or, if no period is so specified, then for six (6) months, after which time the option(s) shall expire.

4.                                       Term of Agreement (the “Term”). This Agreement shall continue in full force and effect until terminated as provided in this section. This Agreement shall terminate on the earlier of:

a)                                      the April 1st of any year after 2007, if the Board by the affirmative vote of a majority of its members prior to January 1 of such year and prior to the occurrence or active consideration of a specific Change in Control has voted to terminate this Agreement; or

b)                                     if Employee’s services are terminated more than 90 days prior to the occurrence of a Change in Control or after the first anniversary of a Change in Control, the date of such termination of services; or

c)                                      if Employee’s services are terminated upon or within the first year following a Change in Control under circumstances where Employee would not be entitled to severance benefits pursuant to this Agreement, the date of such termination of services; or

d)                                     after a Change in Control, the date on which any successor to the Company has performed all of its obligations under Section 2 of this Agreement and Employee has performed all of Employee’s obligations under Section 5 of this Agreement.

5.                                       Agreement not to Compete and not to Solicit.

a)              In further consideration of the compensation to be paid to Employee hereunder, Executive acknowledges that during the course of his employment with the Company he has become familiar with the Company’s trade secrets and with other Confidential Information (as defined herein) concerning the Company and that his services have been and shall be of special, unique and extraordinary value to the Company, and therefore, Employee agrees that, during the period of his employment with the Company and for a period of eighteen (18) months thereafter (the “Noncompete Period”), he shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any business or organization in the United States, Canada or Mexico that sells or markets golf equipment, apparel, accessories or services directly to consumers, whether through retail or direct marketing channels, including, but not limited to catalogs and the internet (a “Competitive Business”); provided, however, that nothing herein shall prohibit Employee from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation; or (ii) becoming involved with a business or organization for which activities comprising a Competitive Business do not represent  more than $10 million in revenues or more than 10% of such business or organization’s total revenues. If, at the time of enforcement of this paragraph 5, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Employee acknowledges that the restrictions contained in this paragraph 5 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel

b)             During the period of Employee’s employment with the Company and for a period of two (2) years thereafter (the “Non-Solicit Period”), Employee shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company at any time during the period of Employee’s employment with the Company or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company).

c)              In the event of the breach or a threatened breach by Employee of any of the provisions of this paragraph 5, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, in the event of an alleged breach or violation by Employee of this paragraph 5, the Noncompete Period and the Non-Solicit Period shall be tolled until such breach or violation has been duly cured.

6.                                       Confidentiality and Loyalty. Employee acknowledges that, during the course of Employee’s employment Employee will produce and have access to materials, records, data and information not generally available to the public regarding the Company, its customers and affiliates (collectively “Confidential Information”). Accordingly, during and subsequent to the termination of this Agreement, Employee shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any Confidential Information, except to the extent authorized in writing by the Company, or as required by law or any competent administrative agency or as otherwise is reasonably necessary or appropriate in connection with the performance by Employee of his duties pursuant to this Agreement. Upon termination of Employee’s employment under this Agreement, Employee shall promptly deliver to the Company (i) all records, manuals, books, documents, client lists, letters, reports, data, tables, calculations and all copies of any of the foregoing which are the property of the Company or which relate in any way to the business or practices of the Company, and (ii) all other property of the Company and Confidential Information which in any of these cases are in his possession or under his control.

7.                                       Remedies. Employee agrees and understands that any breach of any of the covenants or agreements set forth in Sections 5 or 6 of this Agreement will cause the Company irreparable harm for which there is no adequate remedy at law, and, without limiting whatever other rights and remedies the Company may have under this Agreement, Employee consents to the issuance of an injunction in favor of the Company enjoining the breach of any of the aforesaid covenants or agreements by any court of competent jurisdiction. If any or all of the aforesaid covenants or agreements are held to be unenforceable because of the scope or duration of such covenant or agreement, the parties agree that the court making such determination shall have the power to reduce or modify the scope and/or duration of such covenant to the extent that allows the maximum scope and/or duration permitted by applicable law.

8.                                       Successors. This Agreement shall bind, and may be enforced by, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, in the same manner and to the same extent that the Company would be obligated under or entitled to enforce this Agreement if no succession had taken place. In the case of any Transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall use its best efforts to require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place unless the Company previously arranged to establish an escrow to satisfy its obligations hereunder.

9.                                       Entire Agreement. This Agreement contains the entire understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, that the parties acknowledge that they have also entered into an employment agreement of even date herewith which also provides for severance payments and/or benefits upon termination of Employee’s employment for certain circumstances and that pursuant to Section 2(b)(iv) of this Agreement, the severance payments and/or benefits provided hereunder shall be reduced on a dollar for dollar basis by the severance payments and/or benefits provided under such Employment Agreement, it being the intention of the parties hereto that they Employee shall only be entitled to receive “one” set of severance payments and benefits under any circumstances.

10.                                 Assignment. This Agreement shall not be assignable by Employee. Any and all assignments of this Agreement or any interest therein not made in accordance with this paragraph shall be void.

11.                                 No Waiver. Any waiver of any term or condition of this Agreement by either party shall not operate as a waiver of any continued breach of such term or condition, or any other term or condition, nor shall any failure to enforce a provision of this Agreement operate as a waiver of such provision or of any other provision of this Agreement.

12.                                 Captions. The captions and headings of this Agreement are for convenience only and shall in no way limit or otherwise effect any of the terms or provisions contained herein.

13.                                 Severability. Should any provision of this Agreement, or its application, to any extent by held invalid or unenforceable, the remainder of this Agreement and its application, excluding such invalid or unenforceable provisions shall not be affected by such exclusion and shall continue valid and enforceable to the fullest extent permitted by law or equity.

14.                                 Governing Law. This Agreement shall for all purposes be governed and interpreted in accordance with the laws of the State of Minnesota, without regard to its principles of conflicts of laws.

15.                                 Arbitration. The Company and Employee agree that any claim or controversy that arises out of or relates to this Agreement, or the breach of it by either party, will be settled by arbitration in the City of Minneapolis, Minnesota, in accordance with the rules then obtaining of the American Arbitration Association, and the award rendered pursuant to such arbitration shall be final, binding and conclusive as to the Company and Employee, and judgment upon such award may be entered without notice and enforced in any court having jurisdiction. Costs of arbitration (excluding the costs of each party’s own counsel or advisors) shall be borne equally by the Company and Employee. Notwithstanding the foregoing, the Company shall have the right to submit any claim against Employee arising out of any provision of Section 5 and 6 hereof to any court of competent jurisdiction in Hennepin County, Minnesota, in lieu of seeking arbitration pursuant to this Section.

16.                                 Termination of 1997 Retention Agreement. Effective the date of this Agreement, the 1997 Retention Agreement shall terminate and be of no further force and effect, and shall be superseded and replaced in its entirety by this Agreement.

Each of the parties hereto have executed this Agreement in the manner appropriate to each, all as of the date first above written.

GOLF GALAXY, INC.		EMPLOYEE

By:	/s/ GREGORY B. MAANUM	/s/ RANDALL K. ZANATTA
Its:	Chief Operating Officer	Randall K. Zanatta